EXHIBIT 1

AGREEMENT

This Agreement dated this 19th day of February, 2011 (this “Agreement”), is made by and among Discovery Equity Partners, L.P., an Illinois limited partnership (“Discovery Equity Partners”), Discovery Group I, LLC, a Delaware limited liability company (“Discovery Group I”), Daniel J. Donoghue (“Mr. Donoghue”), and Michael R. Murphy (“Mr. Murphy,” and collectively with Discovery Equity Partners, Discovery Group I, Mr. Donoghue, and their respective Affiliates (as hereafter defined), “Discovery Group”), and Tier Technologies, Inc., a Delaware corporation (together with its subsidiaries, the “Company”).

WHEREAS, the Company intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) setting forth its intent to solicit proxies for use at the Company’s 2011 annual meeting of stockholders (the “Annual Meeting”) in connection with the election of the Board of Directors of the Company (the “Board”);

WHEREAS, Discovery Group (1) by letter dated November 2, 2010, and pursuant to Rule 14a-8 of the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), submitted a stockholder proposal relating to a $40 million Dutch auction tender offer for the Company’s common stock (the “Stockholder Proposal”); (2) filed an amendment to its Schedule 13D (the “Schedule 13D”) on November 2, 2010 with the SEC reflecting the Stockholder Proposal; (3) notified the Company by letter dated January 21, 2011 (the “Notice of Intent to Nominate”) that Discovery Group intends to nominate four individuals for election to the Board at the Annual Meeting and may conduct a solicitation permitted under Rule 14a-2(b)(2) under the Exchange Act; and (4) filed an amendment to its Schedule 13D on January 21, 2011 with the SEC reflecting the Notice of Intent to Nominate; and

WHEREAS, the Company and Discovery Group have determined that the interests of the Company and its stockholders would best be served by avoiding the substantial expense, disruption, and adverse publicity that would result from a proxy contest in connection with the Annual Meeting;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows

Section 1.      Board Nominees at the Annual Meeting; Recommendation; Proxy Statement.

  (a)    The Board shall set the size of the Board, as of the date of the Annual Meeting, at seven directors, and the Board’s nominees for election to the Board at the Annual Meeting will be Charles W. Berger, Morgan P. Guenther, Alex P. Hart, Philip G. Heasley, David A. Poe, Zachary F. Sadek, and Katherine A. Schipper (collectively, the “Nominees”).  The Board will recommend that the stockholders of the Company vote to elect the Nominees as all the directors of the Company.

  (b)    Notwithstanding the foregoing, at any time prior to the Company’s filing of a definitive proxy statement with the SEC, the Board may nominate an individual with management experience in the banking and investment industries (the “Additional Nominee”), in addition to the individuals named in Section 1(a), for election to the Board at the Annual Meeting.  The Additional Nominee has been discussed with Discovery Group.  If the Board determines to nominate the Additional Nominee, (1) the Board may set the size of the Board, as of the date of the Annual Meeting, at eight directors, and (2) the Additional Nominee shall be a “Nominee” for purposes of this Agreement, including Section 2(d) hereof.

  (c)    The Company’s Governance and Nominating Committee (the “Nominating Committee”) shall recommend the Nominees for election to the Board, and the Board shall nominate each of the Nominees.

  (d)    The Company shall prepare and file with the SEC a preliminary proxy statement (if necessary) and a definitive proxy statement (the “Proxy Statement”), in each case that gives effect to the foregoing.

Section 2.      Discovery Group; Voting and Recommendation; Withdrawal of Stockholder Proposal.

  (a)     Discovery Group shall promptly file an amendment to the Schedule 13D, reporting the execution and delivery of this Agreement, amending applicable items to set forth the matters contained in this Agreement, and appending this Agreement as an exhibit thereto.

  (b)     Discovery Group shall not nominate any of the individuals named in the Notice of Intent to Nominate, or any other individuals, for election to the Board at the Annual Meeting.  Discovery Group shall cease any and all efforts with respect to the solicitation of proxies for the Annual Meeting and shall not conduct any solicitation of proxies, including a solicitation permitted under Rule 14a-2(b)(2) under the Exchange Act, in connection with the Annual Meeting.

  (c)     If the Board nominates the Additional Nominee for election to the Board and sets the size of the Board at eight directors pursuant to Section 1(b) hereof, Discovery Group shall not object to such nomination and the resulting increase in the size of the Board.

  (d)     Discovery Group shall cause all shares of the Voting Securities (as hereafter defined) that it beneficially owns (as determined pursuant to Rule 13d-3 of the Exchange Act) as of the record date for the Annual Meeting to be present for quorum purposes at the Annual Meeting and shall vote all such shares or cause all such shares to be voted in favor of the election of each of the Nominees at the Annual Meeting.  Discovery Group shall not vote or cause to be voted any shares as proxy for any other person except in favor of the election of each of the Nominees at the Annual Meeting.

  (e)     Discovery Group withdraws the Stockholder Proposal.  Discovery Group shall not present the Stockholder Proposal or propose any other business for consideration at the Annual Meeting.

Section 3.      Unavailable Nominees.

  (a)     If, prior to the Annual Meeting, a Nominee (other than Ms. Schipper) becomes unavailable for any reason to stand for election or to serve as a director, the Nominating Committee may recommend the substitution of a replacement candidate, and the Board may nominate such replacement candidate for the vacant Board seat.  Each person nominated in accordance with the preceding sentence shall be a “Nominee” for purposes of this Agreement, including Section 2(d) hereof.

  (b)     If, prior to the Annual Meeting, Ms. Schipper becomes unavailable for any reason to stand for election or to serve as a director, the Nominating Committee shall recommend the substitution of a replacement candidate, and the Board shall promptly nominate and recommend such replacement candidate for the vacant Board seat; provided that the Nominating Committee shall recommend the substitution of a replacement candidate only after (1) consultation with Discovery Group and (2) assessment in good faith of no more than two individuals proposed by Discovery Group, none of whom may be an Affiliate of Discovery Group.  Each person nominated in accordance with the preceding sentence shall be a “Nominee” for purposes of this Agreement, including Section 2(d) hereof.

Section 4.      Audit Committee Membership.  Subject to applicable law and the NASDAQ Global Stock Market listing standards, at the organizational meeting of the Board occurring after the Annual Meeting, or if the Board does not hold an organizational meeting, then no later than the close of the first meeting of the Board after the Annual Meeting, the Board shall appoint Ms. Schipper to the Audit Committee of the Board.

Section 5.      Additional Agreements.  For a period of twelve months following the date of this Agreement:

  (a)     Discovery Group shall not call a special meeting of stockholders (1) for the purpose of removing any Nominee as a director of the Company or (2) for the purpose of recommending that the Company distribute capital to stockholders or engage in any transaction involving its capital stock.

  (b)     If a special meeting of stockholders is called for the purpose of removing any Nominee as a director of the Company or for the purpose of recommending that the Company distribute capital to stockholders or engage in any transaction involving its capital stock, then Discovery Group shall cause all shares of the Voting Securities that it beneficially owns as of the record date for the special meeting to be present for quorum purposes at the special meeting and shall vote all such shares or cause all such shares to be voted (1) against the removal of any Nominee as a director of the Company and (2) in accordance with the recommendation of the Board with respect to any distribution of capital to stockholders or any transaction involving the Company’s capital stock.

Section 6.      Reserved.

Section 7.      Public Statements.  Upon execution of this Agreement, the Company and Discovery Group shall issue a joint press release in the form attached hereto as Exhibit A.  None of the parties hereto shall (and the Company shall instruct its directors and officers not to) make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the press release issued pursuant to this Section 7 or the terms of this Agreement, except (a) with the prior written consent of the other party or (b) as required by applicable law, rules, regulations, or court order, or the rules of any stock exchange on which such party’s securities are traded; provided that in the case of clause (b), the disclosing party shall, to the extent reasonably practicable, provide the other parties with an opportunity to review such statements prior to release to the extent feasible in complying with applicable law.

Section 8.      Representations and Warranties.

  (a)     Discovery Group represents and warrants as follows:

   (i)  Discovery Group has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and thereby.

   (ii)     This Agreement has been duly and validly authorized, executed, and delivered by Discovery Group, constitutes a valid and binding obligation and agreement of Discovery Group, and is enforceable against Discovery Group in accordance with its terms.

   (iii)    The members of Discovery Group beneficially own, directly or indirectly, an aggregate of 2,459,404 shares of Common Stock, and such shares of Common Stock constitute all of the Voting Securities of the Company beneficially owned by the members of Discovery Group.

  (b)    The Company represents and warrants as follows:

   (i)      The Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

   (ii)     This Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms.

Section 9.      Specific Performance.  Each of Discovery Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages.  It is accordingly agreed that Discovery Group, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

Section 10.    Certain Definitions.  As used in this Agreement, (a) the term “Affiliate” has the meaning specified by Rule 12b-2 under the Exchange Act; (b) the term “Common Stock” shall mean the common stock of the Company, par value $0.01 per share; (c) the term “Person” shall mean any individual, partnership (whether general or limited), corporation, limited liability company, joint venture, or other entity, group, syndicate, trust, government or agency thereof, or any other association or entity whatsoever; (d) the term “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities entitled to vote in the election of directors, whether or not subject to the passage of time, contingencies, contractual restrictions, or any combination thereof (including any derivative securities representing interests in Common Stock); (e) the term “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday, and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close; and (f) “beneficial ownership” is determined pursuant to Rule 13d-3 of the Exchange Act, and the terms “beneficially own,” “beneficial owner,” “beneficial ownership,” and variations thereof have the meanings determined in accordance with Rule 13d-3 of the Exchange Act.

Section 11.    No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 12.    Successors and Assigns; Assignment.  All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by, the successors and assigns of each of the parties hereto.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

Section 13.    Entire Agreement; Amendments; Interpretation and Construction.

  (a)     This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants, or other undertakings among the parties with respect to the subject matter of this Agreement other than those expressly set forth in this Agreement.

  (b)     This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or permitted assigns.

  (c)     Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

  (d)    When reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 14.    Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 15.    Notices.  All notices, demands, and other communications to be given or delivered under, or by reason of, the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending (on the date sent if a Business Day, or if not sent on a Business Day, the first Business Day thereafter) if sent by facsimile to the facsimile number below, with electronic confirmation of sending, provided, however, that in each case notice by facsimile shall be deemed to have been given only if a copy is sent within one Business Day thereafter by registered mail, return receipt requested, in each case to the appropriate mailing addresses set forth below, (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below, or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to Discovery Group, to:

Discovery Equity Partners, L.P.
c/o Discovery Group I, LLC
191 North Wacker Drive, Suite 1685
Chicago, Illinois 60606
Attention: Michael R. Murphy
Facsimile: 312-332-7927

If to the Company, to:

Tier Technologies, Inc.
11130 Sunrise Valley Drive, 3rd floor
Reston, VA  20191
Attention: Chief Executive Officer
Facsimile: 571-382-1030

in each case, or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 16.    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

Section 17.    Consent to Jurisdiction.  The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware located in Wilmington, Delaware for any action, suit, or proceeding arising out of or relating to this Agreement.  The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of or relating to this Agreement in such courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

Section 18.    Counterparts.  This Agreement may be executed in counterparts and may be exchanged by PDF or facsimile, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

Section 19.    Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such an occurrence, the parties shall negotiate in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 20.    No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DISCOVERY EQUITY PARTNERS, L.P.

By:	Discovery Group I, LLC,
its general partner

By: /s/ Michael R. Murphy
Name:	Michael R. Murphy
Title:	Managing Member

DISCOVERY GROUP I, LLC

By: /s/ Michael R. Murphy
Name:	Michael R. Murphy
Title:	Managing Member

/s/ Daniel J. Donoghue
Name:	Daniel J. Donoghue

/s/ Michael R. Murphy
Name:	Michael R. Murphy

TIER TECHNOLOGIES, INC.

By: /s/ Alex P. Hart
Name:	Alex P. Hart
Title:	President and Chief Executive
Officer

Exhibit A

Tier Technologies and Discovery Group Reach Agreement

RESTON, VA – February __, 2011.  Tier Technologies, Inc. (NASDAQ: TIER) (the “Company” or “Tier”) and the Discovery Group (“Discovery”), which beneficially owns 14.8% of the Company’s outstanding shares, today announced that they have entered into an agreement in connection with the Company’s 2011 Annual Meeting of Stockholders to be held on April 7, 2011.

Under the terms of the Agreement, Tier will reduce the size of its Board from eight to seven members, effective at the Annual Meeting.  The Tier nominees for election to the Board at the annual meeting will consist of Charles Berger, Morgan Guenther, Alex Hart, Philip Heasley, David Poe, Zachary Sadek, and Katherine Schipper.

As part of the Agreement, Discovery has agreed not to nominate any candidates for election to the Board at the Annual Meeting and to vote its shares in support of Tier’s nominees at the meeting.  Discovery has also agreed to withdraw its stockholder proposal, which related to a Dutch Auction tender offer, and agreed not to present that proposal at the Annual Meeting.  In January 2011, the Company completed a $10 million tender offer conducted as a modified Dutch Auction.

The complete agreement between Tier and Discovery will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Tier Technologies, Inc.

Tier Technologies, Inc. is a leading provider of electronic payment solutions in the biller direct market.  Headquartered in Reston, Virginia, the company provides enhanced electronic payment services that include multiple payment choices, payment channels, and bill payment products and services to over 4,600 clients in all 50 states and the District of Columbia.  Tier serves clients in multiple markets including federal, state, and local governments, educational institutions, utilities and commercial clients through its subsidiary, Official Payments Corporation.  For more information, see www.tier.com and www.officialpayments.com.

A-1

Forward looking statements

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to future events or Tier’s future financial and/or operating performance and generally can be identified as such because the context of the statement includes words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “shows,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import.  Tier undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: general economic conditions, which affect Tier’s financial results in all our markets, which we refer to as “verticals”, particularly federal, state and local income tax and property tax verticals;  effectiveness and performance of our systems, payment processing platforms and operational infrastructure; our ability to grow EPS revenue while keeping costs relatively fixed; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; our ability to realize revenues from our business development opportunities; the impact of governmental investigations or litigation; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to our quarterly report on Form 10-Q for the period ended December 31, 2010, filed with the Securities and Exchange Commission.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

The Company plans to file with the SEC and mail to its stockholders a proxy statement relating to its Annual Meeting.  The proxy statement will contain important information about the Company and the matters to be acted upon at the meeting.  Investors and security holders are urged to read the proxy statement carefully when it is available.  Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of these documents from the Company by contacting Tier Technologies, Inc., attention Keith Omsberg, Corporate Secretary, 11130 Sunrise Valley Drive, Suite 300, Reston, Virginia, 20191, telephone: (571) 382-1000.

Tier and its directors and executive officers may be deemed to be participants in the solicitation of Tier’s security holders in connection with its 2011 Annual Meeting of Stockholders.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in Tier’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as amended by Amendment No. 1 to the Form 10-K, which is on file with the SEC, as well as its upcoming proxy statement for the 2011 Annual Meeting (when available).  Tier’s current directors and executive officers are named in Tier’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as amended.  Stockholdings of directors and executive officers have been reported in Tier’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as amended, and to the extent those reported numbers have changed, have been or will be reflected on Statements of Change in Beneficial Ownership on Form 4 or Form 5 filed with the SEC.

A-2